Exhibit 99.2

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Erin Edgley, Media
(650) 522-5635

For Immediate Release

GILEAD SCIENCES COMPLETES ACQUISITION OF MYOGEN

Foster City, CA, November 17, 2006 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that it has completed its acquisition of Myogen, Inc. (Nasdaq: MYOG).

On November 17, 2006, Gilead caused one of its wholly-owned subsidiaries to be merged into Myogen. The merger followed the successful completion by Gilead of a cash tender offer for all outstanding shares of Myogen common stock at $52.50 per share, which was completed at one minute following 11:59 p.m., New York City time (midnight), on November 13, 2006. As a result of the merger, each outstanding share of common stock of Myogen, other than those held by Gilead or Myogen or their respective subsidiaries, or holders who properly exercise appraisal rights, has been converted into the right to receive $52.50 in cash, without interest (the same price paid in the tender offer). Myogen stockholders whose shares were not validly tendered and accepted for payment in the tender offer will receive a Notice of Merger and a Letter of Transmittal that will instruct them as to how to receive the merger consideration. In order to accomplish the merger as a “short form” merger, Gilead exercised its “top-up” option pursuant to the merger agreement, which permitted a subsidiary of Gilead to purchase a limited number of additional shares of common stock of Myogen directly from Myogen for $52.50 per share (the same purchase price paid in the offer).

As previously announced, Gilead will provide guidance on the impact of the Myogen acquisition on its 2007 operating expenses during the fourth quarter and year end 2006 earnings conference call on January 31, 2007.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia. For more information on Gilead Sciences, please visit the company’s website at www.gilead.com or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.

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